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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  __________


                                  FORM 8-A/A

                        POST-EFFECTIVE AMENDMENT NO. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                             INFOSEEK CORPORATION.
           --------------------------------------------------------

            (Exact name of Registrant as specified in its charter)


         Delaware                                             77-0494507
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(State of incorporation or organization)       (IRS Employer Identification No.)


                            1399 Moffett Park Drive
                              Sunnyvale, CA 94089
              (Address of principal executive offices) (Zip Code)

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     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[_]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[_]

     Securities Act registration statement file number to which this form relates:

     ___________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                     Name of each exchange on which
     to be so registered                     each class is to be registered
     -------------------                     ------------------------------

          None                                              None

Securities to be registered pursuant to Section 12(g) of the Act:

                        Preferred Share Purchase Rights
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                               (Title of Class)
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          Item 1.  Description of Securities to be Registered.

     On July 10, 1999, Infoseek Corporation, a Delaware corporation, ("Infoseek") entered into an Agreement and Plan of Reorganization dated July 10, 1999 by and among Infoseek, The Walt Disney Company, a Delaware corporation ("Disney"), and Bingo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Disney (the "Reorganization Agreement.") The Reorganization Agreement and the transactions contemplated by the Reorganization Agreement are explained in detail in Infoseek's definitive proxy statement dated September 30, 1999 for a special meeting of stockholders to be held on November 17, 1999.

     On October 8, 1999 Infoseek and BankBoston, N.A., a national banking association (the "Rights Agent"), entered in to an amendment ("Amendment No. 1") to the Preferred Shares Rights Agreement dated October 2, 1998 (the "Rights Agreement") between Infoseek and the Rights Agent. Amendment No. 1 excludes Disney and any certain corporations controlled by Disney from the definition of "Acquiring Person" as a result of the execution, delivery or performance of the Reorganization Agreement by the parties thereto or the consummation of the transactions contemplated by the Reorganization Agreement. Amendment No. 1, which is attached hereto as Exhibit 1, is incorporated herein by reference.
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          Item 2.  Exhibits.

          1.  Amendment No. 1 to Rights Agreement
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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        INFOSEEK CORPORATION


Date: October 12, 1999                  /s/ Harry M. Motro
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                                        Harry M. Motro
                                        President and Chief Executive Officer
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  Exhibit                                    Exhibit
    No.                                      -------
  -------


    1.                                   Amendment No. 1 to Rights Agreement